EXHIBIT 10.8

PETROLEUM, NATURAL GAS AND GENERAL RIGHTS CONVEYANCE

THIS AGREEMENT is dated this 2nd day of March, 2007

BETWEEN:

1304146 ALBERTA LTD. a body corporate, having an office in the City of Calgary, in the Province of Alberta (the "Purchaser")

- and -

PEACE OIL CORP., a body corporate, having an office in the City of Calgary, in the Province of Alberta (the "Vendor")

- and -

COLD FLOW ENERGY ULC, a body corporate, having an office

in the City of San Diego, in the State of California ("Cold Flow")

- and -

SURGE GLOBAL ENERGY, INC., a body corporate, having an office in the City of San Diego, in the State of California ("Surge")

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor subject to the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the Purchase Price (as defined below), all applicable taxes, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties hereto, the Parties agree as follows:

1.	Definitions

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Stock Purchase Agreement and in addition, the following terms shall have the following meanings:

(a)	"Agreement" means this petroleum, natural gas and general rights conveyance, including the recitals and schedules hereto and all instruments supplemental to it or in amendment or confirmation of it;
(b)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;
(c)	"Claims" means any claim, lien, charge, pledge, hypothecation, mortgage, title retention agreement, security agreement, option or encumbrance of any nature or kind whatsoever;
(d)	"Default" means any default by Vendor in its obligation to the Purchaser under this Agreement;
(e)	"Guaranteed Obligations" shall have the meaning ascribed to such term in Section 4(a);
(f)	"Lands" means the lands set out in Schedule "A" under the heading "Lands";

(g)
"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

(h)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

(i)
contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing, joint operating agreements, transportation agreements and agreements for the construction, ownership and operation of facilities, but excluding production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), gas balancing or similar agreements pertaining to the Leased Substances or any of them, agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, agreements for the contract operation by a Third Party of the Assets or any of them and agreements to provide transportation, processing or disposal capacity or service to any Third Party,

(ii)
fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Well,

(iii)
all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including any of the foregoing that pertain to geological or geophysical matters, and

(iv)	the Wells, including the wellbores and any and all casing;

(i)	"Parties" means the Vendor and the Purchaser, collectively, and "Party" means any one of them;
(j)	"Person" means any individual, corporation, partnership, incorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;
(k)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor,
(ii)
liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation,

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due,
(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby,

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof,

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property,

(vii)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands, and
(viii)	all encumbrances and other claims set out in Schedule "B";

(l)
"Petroleum and Natural Gas Rights" means all rights to the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out in Schedule "A";

(m)
"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(n)	"Purchase Price" has the meaning ascribed thereto in Paragraph 3(b) hereof;
(o)
"Stock Purchase Agreement" means that certain stock purchase agreement dated November 30, 2006, as amended, among Cold Flow, Surge, Vendor, and the shareholders of the Vendor, as set forth on Schedule "I" thereto;

(p)
"Tangibles" means any and all tangible depreciable property and assets, which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment;

(q)
"Third Party" means any individual or entity other than Vendor and Purchaser, including without limitation any partnersh1`ip, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(r)
"Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands; and

(s)	"Wells" means all wells (including without limitation producing, shut-in, abandoned, water source, water disposal and water injection wells) located on the Lands or lands pooled or unitized therewith.

2.	Schedules

The following schedules are attached hereto and form part of this Agreement:

Schedule "A" - Title Documents, Lands and Encumbrances

3.	Purchase and Sale

(a)	Purchase and Sale

Subject to the terms of this Agreement, Vendor hereby sells, assigns, transfers, conveys and sets over unto Purchaser, its entire right, title, interest and estate in and to the Assets, free and clear of all Claims except the Permitted Encumbrances, TO HAVE AND TO HOLD the same unto Purchaser, together with all benefit and advantage to be derived therefrom, absolutely, and Purchaser hereby purchases the same.

(b)	Purchase Price
The purchase price for the Assets is One Dollars ($1.00) (the "Purchase Price") and Vendor acknowledges receipt of the Purchase Price from the Purchaser.

4.	Guarantee

(a)
Cold Flow and Surge, jointly and severally, hereby irrevocably and unconditionally guarantee to and in favour of Purchaser the due and punctual performance by Vendor to Purchaser of all indebtedness, liabilities and obligations, direct or indirect, absolute or contingent, present or future, matured or not matured, of Vendor to Purchaser under this Agreement, (the "Guaranteed Obligations").

(b)
Cold Flow and Surge guarantee that the Guaranteed Obligations will be paid or performed, as the case may be, strictly in accordance with the terms of this Agreement regardless of any law, rule, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Purchaser with respect thereto and regardless of any defence, counterclaim, right of set-off or equities which either Cold Flow or Surge may have. Neither Cold Flow nor Surge shall be released from any of its obligations under this Agreement as a consequence of, and this Agreement shall be effective and binding on Cold Flow and Surge notwithstanding:

(i)	any lack of or limitation on the status or power of the Vendor or the directors or agents thereof;
(ii)
any lack of validity or enforceability of this Agreement, the Stock Purchase Agreement or any other agreement among Cold Flow, Surge, Vendor, and the shareholders of the Vendor (as set forth in the Stock Purchase Agreement) or any provision thereof, or of any other document or instrument relating thereto or hereto;

(iii)
any change in the time, manner or place of payment of, or in any other term of any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to or departure from any of the terms of the Guaranteed Obligations, the Agreement, or of any other document or instrument relating thereto or hereto, or any indulgence which Purchaser may from time to time grant to the Vendor, Cold Flow, Surge or any other Person;

(iv)	any exchange or release of, or any failure to perfect or otherwise protect any interest in, any collateral held by Purchaser as security for any of the Guaranteed Obligations;
(v)	any limitation at any time upon any remedy available to Purchaser under this Agreement, the Stock Purchase Agreement or any other document relating thereto;
(vi)	any irregularity, defect or informality in this Agreement, the Stock Purchase Agreement, or any other document relating thereto;
(vii)	the lack of validity or enforceability or the avoidance or subordination of all or any part of the Guaranteed Obligations;
(viii)
any winding-up, dissolution, receivership or bankruptcy of Surge, Cold Flow, Vendor or any other Person, any amalgamation, merger, reorganization or fundamental corporate change (including any change of name) affecting Surge, Cold Flow, Vendor or any other Person, any reorganization of any or all of the obligations of Surge, Cold Flow, Vendor or any other Person, or any transaction including any amalgamation, merger, consolidation, arrangement, transfer, sale, lease or other disposition, whereby all or any part of the undertaking, property and assets of Surge, Cold Flow, Vendor or any other Person become the property of any other Person or Persons; and

(ix)
any other circumstance which might otherwise constitute a defence available to, or a discharge of, Surge, Cold Flow, Vendor or any other Person in respect of the Guaranteed Obligations, this Agreement, the Stock Purchase Agreement or any documents relating thereto.

(c)
Cold Flow and Surge each hereby waive presentment, protest, promptness, diligence, notice of acceptance and, except as otherwise expressly provided herein, any other notice or demand with respect to any of the Guaranteed Obligations and acknowledges that Purchaser shall be entitled without in any way prejudicing or affecting any of its rights hereunder and without in any way limiting or lessening the liability of Cold Flow or Surge under this Agreement to, without limitation:

(i)
give up, vary, exchange, release, discharge or otherwise deal with or fail to deal with any security (including any other guarantee) relating to the Guaranteed Obligations, this Agreement or the Stock Purchase Agreement, all as Purchaser considers appropriate;

(ii)
grant time for payment or any other indulgence in respect of the Guaranteed Obligations, this Agreement or the Stock Purchase Agreement or any other obligation or guarantee relating thereto or arising thereunder;

(iii)	accept or make any compositions, arrangements or plans of reorganization with any Person as Purchaser considers appropriate;
(iv)
agree to any change in, amendment to, waiver of, or departure from, any term of the Guaranteed Obligations, this Agreement or the Stock Purchase Agreement including, without limitation, any renewal, extension, release, discharge, compromise or settlement of any of the foregoing; and

(v)
abstain from taking, protecting, securing, registering, filing, recording, renewing, perfecting, insuring or realizing upon any security or other guarantee, exercising any remedy or pursuing or exhausting any other right, action or recourse against the Vendor, any other Person or any security or other guarantee before exercising its rights under this Agreement; and no loss in respect of any security received or held for and on behalf of Purchaser, whether occasioned by fault, omission or negligence of any kind, whether of Purchaser or any other Person, shall in any way limit or lessen the liability of Cold Flow or Surge under this Agreement.

(d)
Purchaser shall not be bound to exhaust its recourse against the Vendor or any other Person or any security it may at any time hold before being entitled to payment from either Cold Flow or Surge of the Guaranteed Obligations.

(e)
Any release, discharge or settlement between the Surge, Cold Flow and Purchaser shall be conditional upon no security, disposition or payment to Purchaser by the Vendor or any other Person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled Purchaser shall be entitled to enforce this Agreement subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

(f)
If a Default has occurred and is continuing Purchaser may make a demand upon Cold Flow or Surge, or both, for the payment in full of the Guaranteed Obligations and Cold Flow or Surge, or both shall pay such amount to Purchaser forthwith in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings, in immediately available funds, to Purchaser in Calgary, Alberta or such other place as Purchaser may designate by notice to Surge or Cold Flow.

(g)
After the making of a demand pursuant to Section 4(f) and the failure of either Cold Flow or Surge, or both to make payment forthwith, Purchaser may proceed directly and at once, without further notice, against Surge or Cold Flow to collect and recover the full amount, or any portion of, the Guaranteed Obligations. Purchaser shall have the exclusive right to determine the application of payments and credits, if any, from Surge and Cold Flow or from any other Person on account of the Guaranteed Obligations.

(h)
No failure on the part of Purchaser to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(i)	This Agreement shall:

(i)	remain in full force and effect until the earlier of payment in full of the Guaranteed Obligations and all other amounts payable hereunder;
(ii)	be binding upon Cold Flow, Surge and its respective successors and assigns; and
(iii)	enure, together with the rights and remedies of Purchaser hereunder, to the benefit of and be enforceable by Purchaser and its successors and assigns.

(j)
This Agreement is in addition to and not in substitute for any other guarantee of the Guaranteed Obligations or any other security by whomsoever given or at any time held by Purchaser in respect of the Guaranteed Obligations and Purchaser shall at all times have the right to proceed against or realize upon all or any portion of any other guarantees or security or any other moneys or assets to which Purchaser may become entitled or have a claim in such order and in such manner as Purchaser in its sole discretion may deem fit, all without any obligation to marshall any of such securities.

(k)
Possession of this Agreement by Purchaser shall be conclusive evidence against Cold Flow and Surge that this Guarantee was not delivered in escrow or pursuant to any agreement that it should not be effective until any conditions precedent or subsequent had been complied with.

5.	Representations and Warranties

(a)	Vendor' Representations and Warranties
Vendor makes the following representations and warranties to Purchaser:

(i)	Vendor is a corporation duly incorporated pursuant to the laws of the province of Alberta;
(ii)	Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement;
(iii)	the execution and delivery of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by all necessary corporate action on the part of Vendor;

(iv)
this Agreement constitutes a valid and binding obligation of Vendor enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings relating to creditor's rights generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of a court of competent jurisdiction;

(v)
except as expressly set forth in this Agreement, Vendor does not warrant title to the Assets but does warrant that, except for Permitted Encumbrances, the Assets are now free and clear of all Claims, options, net profit interests, mortgages, royalties and adverse claims or other burdens created by, through or under it or of which it is otherwise actually aware;

(vi)
The interests of Vendor in the Assets are not subject either to reduction, by reference to payout of a well or otherwise, or to change to an interest of any other size or nature whatsoever by virtue of any right or interest granted by, through or under it or of which it is otherwise actually aware, except for the Permitted Encumbrances and any such rights and interests identified Schedule "A" and it has not alienated or encumbered the Assets or any part or portions thereof and it is not aware of there having been committed any act or omission whereby the right of it in any of the Assets may be cancelled or determined;

(vii)
Except for the Permitted Encumbrances, there are no unsatisfied judgments and no claims, proceedings, actions, governmental investigations or lawsuits in existence, and to the Vendor's knowledge, contemplated or threatened against or with respect to the Assets or the interests of it therein which might result in impairment or loss of the interest of it in and to the Assets or which might otherwise adversely affect the Assets, and to it’s knowledge there exists no particular circumstance which will give rise to such a claim, proceeding, action, governmental investigation or lawsuit; and

(viii)
Subject to the rents, covenants, conditions and stipulations in the Title Documents and Permitted Encumbrances, Purchaser is entitled to hold and enjoy the interests attributed to it in the schedules hereto for Purchaser's own use and benefit without any interruption of or by it or any Third Party claiming by, through or under it.

(b)	Cold Flow and Surge's Representations and Warranties
Cold Flow and Surge each make the following representations and warranties to Purchaser:

(i)	Cold Flow is a corporation duly incorporated pursuant to the laws of the province of Alberta;
(ii)	Surge is a corporation duly incorporated pursuant to the laws of the state of Delaware;
(iii)	Cold Flow and Surge each have all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement;

(iv)
the execution and delivery of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by all necessary corporate action on the part of each of Cold Flow and Surge;

(v)
this Agreement constitutes a valid and binding obligation of Cold Flow and Surge, enforceable against each of them in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings relating to creditor's rights generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of a court of competent jurisdiction;

(c)	Purchaser's Representations and Warranties
The Purchaser makes the following representations and warranties to Vendor:

(i)	The Purchaser is a corporation duly incorporated pursuant to the laws of the province of Alberta;
(ii)	the Purchaser has all necessary power, authority and capacity to own the Assets;
(iii)	the Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement;
(iv)	the execution and delivery of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by all necessary corporate action on the part of the Purchaser; and
(v)
this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings relating to creditor's rights generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of a court of competent jurisdiction.

(d)	Limitations on Vendor's Representations and Warranties

The Purchaser acknowledges and agrees that the Assets are being sold and purchased on an "as is, where is" basis and, except for the express representations and warranties given in Paragraph 5(a), no representation or warranty either expressed or implied has been or is given by the Vendor concerning the Assets.

6.	Indemnities for Breach of Representations and Warranties

(a)	Indemnity for Breach of Vendor's Representations and Warranties
Vendor, Surge and Cold Flow shall each be jointly and severally liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Paragraph 5(a) been accurate and truthful, provided however that nothing in this Paragraph 6(a) shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in Paragraph 5(c) if and to the extent that Purchaser did not rely upon such representation or warranty

(b)	Indemnity for Breach of Purchaser's Representations and Warranties
Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Paragraph 5(c) been accurate and truthful, provided however that nothing in this Paragraph 6(b) shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in Paragraph 5(a) if and to the extent that Vendor did not rely upon such representation or warranty.

(c)
The maximum cumulative liability of Vendor, Cold Flow and Surge for the indemnities pursuant to paragraph 6(a) shall not exceed $16,350,000.00 less any amounts paid to the Shareholders under the Notes and less the cash portion of the Purchase Price paid to Shareholders at Closing.

7.	General

(a)	Time
Time shall be of the essence.
(b)	Notices
Any notice or other writing required or permitted to be given under this Agreement or for the purposes of it to any Party, shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by telex, telefax or other form of recorded communication to that Party:

Vendor, Cold Flow or Surge:
Surge Global Energy Inc.
12220 El Camino Real, Suite 410
San Diego, CA 92130
Fax: (858) 704-5011

The Purchaser:
1304146 Alberta Ltd.
c/o Burstall Winger LLP
1600, 333 - 7th Avenue S.W.
Calgary, Alberta
T2P 2Z1
Fax: (403) 233-2131

or at any other address as the Party to whom the writing is to be given shall have last notified the other Party. Any notice delivered to the Party to whom it is addressed shall be deemed to have been given and received on the day it is delivered at that address, provided that if that day is not a business day then the notice shall be deemed to have been given and received on the first business day next following that day. Any notice mailed shall be deemed to have been given and received on the third business day next following the date of its mailing. Any notice transmitted by telex, telefax or other form of recorded communication shall be deemed given and received on the first business day after its transmission.

(c)	Assignment

Neither this Agreement nor any rights, remedies, liabilities or obligations arising under it or by reason of it shall be assignable by any Party without the prior written consent of the other Party. Subject thereto, this Agreement shall enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(d)	Further Assurances

The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

(e)	Entire Agreement

The Agreement constitutes the entire agreement between the Parties and except as stated in it and in the instruments and documents to be executed and delivered, contains all the representations and warranties of the respective Parties. There are no oral representations or warranties or collateral agreements between the Parties of any kind relating to the subject-matter herein. This Agreement may not be amended or modified in any respect except by written instrument signed by both Parties.

(f)	Applicable Law

This Agreement shall be interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, excluding any choice or conflict of law provision (whether of Alberta, Canada or any other jurisdiction), that would permit or cause the application of the laws of any other jurisdiction. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

(g)	Counterpart and Facsimile Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement. The Parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties hereto.

8.	Release

In the event that pursuant to this Agreement, the Purchaser becomes the sole owner of the Assets, any other remedies which the Purchaser has against any of the Vendor, Cold Flow or Surge for non-payment of accounts owing to the Purchaser shall become null and void and have no further force and effect including the Promissory Notes, the Share Pledge, the Debentures and the Guarantees. In addition, the Purchaser covenants to discharge all security registrations against any of Callco, Cold Flow or Surge.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

1304146 ALBERTA LTD.	PEACE OIL CORP.

Per: /s/ Jeff Cairns	Per: /s/ David Perez
SURGE GLOBAL ENERGY, INC.	COLD FLOW ENERGY ULC

Per: /s/ David Perez	Per: /s/ David Perez

THIS IS SCHEDULE "A" ATTACHED TO AND FORMING PART OF A PETROLEUM, NATURAL GAS AND GENERAL RIGHTS CONVEYANCE MADE AS OF THE 2ND DAY OF MARCH, 2007 BETWEEN 1304146 ALBERTA LTD., PEACE OIL CORP., COLD FLOW ENERGY ULC AND SURGE GLOBAL ENERGY, INC.

SCHEDULE “A”

JV LANDS

OIL SANDS LEASE	LANDS	PEACE WORKING INTEREST
OS7405120334	Twp 89, Rge 8 W5 Sections 1-3, 10-15	30.0%
OS7405120335	Twp 89, Rge 8 W5 Sections 4-9, 16-18	30.0%
OS7405120336	Twp 89, Rge 8 W5 Sections 19-21, 28-33	30.0%
OS7405120337	Twp 89, Rge 8 W5 Sections 22-27, 34-36	30.0%
OS7405120339	Twp 89, Rge 10 W5 Sections 1-3, 10-15	30.0%
OS7405120340	Twp 89, Rge 10 W5 Sections 22-27, 34-36	30.0%
OS7406020462	Twp 88, Rge 08 W5 Sections 04-09, 16-18	30.0%
OS7406020463	Twp 88, Rge 08, W5 Sections 19-21, 28-33	30.0%
OS7406020464	Twp 88, Rge 09 W5 Sections 01-03, 10-15	30.0%
OS7406020467	Twp 88, Rge 09 W5 Sections 22-27, 34-36	30.0%
OS7406020465	Twp 88, Rge 09 W5 Sections 04-09, 16-18	30.0%
OS7406030666	Twp 88, Rge 07 W5 Sections 22-27, 34-36	30.0%
OS7406030667	Twp 89, Rge 07 W5 Sections 01-03, 10-15	30.0%
OS7406030668	Twp 89, Rge 07 W5 Sections 04-09, 16-18	30.0%
OS7406060674	Twp 87, Rge 11 W5 Sections 19-21, 28-33	30.0%

THIS IS SCHEDULE "B" ATTACHED TO AND FORMING PART OF A PETROLEUM, NATURAL GAS AND GENERAL RIGHTS CONVEYANCE MADE AS OF THE 2ND DAY OF MARCH, 2007 BETWEEN 1304146 ALBERTA LTD., PEACE OIL CORP., COLD FLOW ENERGY ULC AND SURGE GLOBAL ENERGY, INC.

SCHEDULE “B”

PERMITTED ENCUMBRANCES

All encumbrances, liens, charges, Claims, royalties, easements, proceedings, claims, rights, options, net profit interests, mortgages or any other adverse claims or rights without limitation existing, arising or accruing on or prior to the effective time of the purchase by Cold Flow Energy ULC of 800 Class “A” Shares and 6,333,332 Class “I” Shares of the Vendor pursuant to the that certain Stock Purchase Agreement among the Purchaser, Surge, the Vendor and the shareholders of the Vendor dated as of November 30, 2006, as amended.